Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Announces Redemption of Its Series B Preferred Stock and Declares Quarterly Preferred Dividends on Series E Preferred Shares

For Release November 26, 2024

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that on January 2, 2025 it will redeem all outstanding shares of its 6.00% (reset to 9.42% as of October 1, 2024) Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) (Nasdaq: MBINO) at the liquidation preference of $25.00 per share.

Dividends on the Series B Preferred Stock of $0.59 per share that were declared and announced on November 20, 2024 will be paid separately on January 2, 2025. Accordingly, the redemption price of the Series B Preferred Stock will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the shares of Series B Preferred Stock will cease to accrue. Merchants will redeem the Series B Preferred Stock using cash on hand.

Merchants has notified Nasdaq of its intention to voluntarily delist the Series B Preferred Stock and a Notification of Removal from Listing on Form 25 will be filed with Securities and Exchange Commission on or prior to the redemption date. Merchants expects the delisting to become effective on or about January 2, 2025, from which time the Series B Preferred Stock will no longer be traded on Nasdaq.

Merchants has received all necessary regulatory approvals to redeem the Series B Preferred Stock. Payment of the redemption price for the Series B Preferred Stock will be sent to holders by the Merchants' transfer agent, Computershare Trust Company, N.A., on the redemption date.

Merchants also announced that its Board of Directors declared an initial quarterly cash dividend of $7.84 per share (equivalent to $0.196 per depositary share) on the Company’s outstanding shares of its 7.625% Series E preferred stock (NASDAQ:MBINL) that was issued on November 25, 2024. The dividends will be provided to shareholders of record on December 13, 2024, payable on January 2, 2025.

ABOUT MERCHANTS BANCORP

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that offers multi-family housing and healthcare facility financing and servicing; Mortgage Warehousing that offers mortgage warehouse financing; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $18.7 billion in assets and $12.9 billion in deposits as of September 30, 2024, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Asset Management, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@bankmerchants.com

Investor Contact: Tami Durle

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@merchantsbankofindiana.com

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